LICENSE AGREEMENT

         THIS LICENSE AGREEMENT, made effective January 1, 2001, by and between Safety Syringe Corporation, a corporation duly organized and existing under the laws of the State of Utah and wholly owned subsidiary of Specialized Health Products International, Inc., having an address at 585 West 500 South, Bountiful, Utah 84010 (hereinafter referred to as "SSC") and Merit Medical Systems, Inc., a corporation duly organized and existing under the laws of the State of Utah having its principal place of business at 1600 West Merit Parkway, South Jordan, UT, 84095 (hereinafter referred to as "Merit" or "LICENSEE"), SSC and Merit being hereinafter sometimes jointly referred to as the "PARTIES."

         WHEREAS, SSC has an exclusive, royalty free, worldwide license, with the right to sublicense others, to make, have made, use and sell products identified as safety needle devices for angiographic guidewire introducers and disclosed and claimed in the U.S. Patents and international patents and patent applications listed in Exhibit A attached hereto.

         WHEREAS, Merit desires to obtain and SSC is willing to grant, rights as defined in this Agreement with respect to the invention disclosed and described in the U.S. Patents and international patents and patent applications listed in Exhibit A attached hereto.

         NOW, THEREFORE, in consideration of the promises and mutual covenants made herein and other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed by and between the PARTIES as follows:

                                 I. DEFINITIONS

         1.1 AGREEMENT YEAR means each consecutive year measured from the first day of January of each consecutive calendar year and ending on the last day of such calendar year.

         1.2 GOODS means all angiographic guidewire introducer products manufactured and sold by LICENSEE that would, but for the license granted herein, infringe any Valid Claim (defined below).

         1.3 INVENTION means the inventions disclosed and described in the U.S. Patents and international patents and patent applications listed in Exhibit A attached hereto.

         1.4 LICENSEE means Merit Medical Systems, Inc., a Utah corporation.

         1.5 NET SALES means the gross invoice price at which the GOODS are sold, FOB shipping point, less discounts, refunds, replacements or credits allowed to purchasers for return of the GOODS, or as reimbursed for damaged GOODS, freight, postage, shipping insurance and other shipping charges, sales and use taxes, customs duties and any other governmental charges imposed on the production, importation, use or sale of the GOODS, but not including charges in the nature of income taxes applicable to Merit or any of its subsidiaries or affiliates.

         1.6 PARTIES means SSC and Merit.

         1.7 PATENTS means those U.S. Patents and international patents listed in Exhibit A hereto and those U.S. Patent and international Patents that have issued or may issue from or based on (i) those patent applications listed in Exhibit A attached hereto, (ii) any patent application that may be filed in any country that claims the benefit of the filing date of any of the patents or applications listed in Exhibit A hereto,
(iii) all continuation, continuing prosecution and divisional applications based on any of the aforementioned applications, and (iv) all reissues, reexaminations, renewals and/or extensions thereof.

         1.8 QUARTER means the calendar quarter ending on the last day of March, June, September and December, respectively, of each calendar year.

         1.9 SUBLICENSEES means any entity selected by Merit and approved by SSC, such approval not to be unreasonably withheld, or delayed.

         1.10 TECHNOLOGY means all information, technical data or other know-how which relates to the design, development, manufacture, use or sale of the INVENTION (including but not limited to medical uses and methods, product forms, specifications and manufacturing data) which SSC has heretofore developed or acquired, and which SSC is free to disclose and furnish to LICENSEE hereunder.

         1.11 TERRITORY means the world.

         1.12 VALID CLAIM shall mean (a) a claim of an issued PATENT that has not lapsed or become abandoned and that has not been declared invalid or unenforceable by an unappealed or unappealable decision or judgment of a court of competent jurisdiction and/or (b) a pending claim of any pending patent application included within the definition of PATENTS; provided, however, the term VALID CLAIM shall not include any claim of any such pending patent applications (x) once a determination is made that such claim is not allowable or once such claim is cancelled or otherwise withdrawn from consideration or (y) if any such claim is not allowed within five years after the effective date of this Agreement.

             II. GRANT OF EXCLUSIVE LICENSE TO MANUFACTURE AND SELL

         2.1 SSC hereby grants to LICENSEE, an exclusive worldwide license under the PATENTS and limited to the field of use of angiographic guidewire introducers, to make, have made for it, import, use, and sell angiographic guidewire introducer products incorporating the INVENTION.

         2.2 LICENSEE may assign its rights under this Agreement, in whole or in part, to any subsidiary or subsidiaries, provided that such subsidiary or subsidiaries first agrees in writing to be bound by the terms of this Agreement. LICENSEE may engage independent contractors and/or subcontractors to manufacture GOODS and/or assist LICENSEE with regard to the performance of any particular aspect of this Agreement, provided such independent contractors or subcontractors execute confidentiality or non-disclosure agreements with respect to the INVENTION or the portions of the INVENTION with which they may come in contact or acquire knowledge.

                          III. EFFECTIVE DATE AND TERM

         This Agreement is effective on the date first above written and will remain in effect until the expiration of the last to expire of the PATENTS or any other patent or patents licensed or provided for hereunder. After such expiration, LICENSEE and SSC shall have the right to make, use and sell the INVENTION without payment or royalty or otherwise accounting to the other.

                          IV.OBLIGATIONS OF THE PARTIES

         4.1 At LICENSEE's discretion and request, SSC shall provide technical assistance to LICENSEE and otherwise assist LICENSEE in the design of commercial products embodying the INVENTION, which will be provided on an as needed basis at an hourly rate of Seventy Five Dollars ($75), assuming availability of engineering assistance. However, it is understood that the final responsibility for the design and development of commercial products embodying the INVENTION is that of LICENSEE.

         4.2 SSC shall assist LICENSEE in obtaining any necessary approvals from U.S. regulatory agencies, if necessary, and/or the regulatory agencies of any foreign countries. LICENSEE shall be responsible for obtaining approvals from foreign country regulatory agencies.

         4.3 LICENSEE agrees to use all commercially reasonable efforts to begin commercial sales of GOODS embodying the INVENTION as soon as practically possible with the hope being that commercial sales will be initiated within the first Agreement Year, which Agreement Year shall be the year 2001.

                                  V. ROYALTIES

         5.1 In consideration of the licenses and rights granted by SSC to LICENSEE hereunder, LICENSEE will pay or cause to be paid to SSC a license fee of One Hundred Thousand Dollars ($100,000.00) upon execution of this Agreement.

         5.2 In addition to the license fee set forth in Paragraph 5. 1, LICENSEE agrees to pay SSC a royalty on the NET SALES of GOODS sold by LICENSEE and/or any subsidiaries or sublicensees in the amount of five percent (5%) of NET SALES of GOODS. Percentage royalties shall be payable on or before thirty
(30) days after the close of each calendar quarter. LICENSEE shall be subject to annual minimum royalty requirements beginning in the year 2002. On January 2, 2002 LICENSEE shall pay to SSC a non-refundable deposit of Fifty Thousand Dollars ($50,000) which shall serve as SSC's minimum annual royalty payment for calendar year 2002 and which will be credited towards the actual royalties due for calendar year 2002. The minimum annual royalty payments shall be One Hundred Twenty Five Thousand Dollars ($125,000) for calendar year 2003 and One Hundred Fifty Thousand Dollars ($150,000) per year for calendar years 2004-2006. In the event actual royalties in any such year exceed the minimum royalties established in this section, LICENSEE shall pay to SSC any excess as set forth above. At the discretion of LICENSEE, LICENSEE may, at any time during the term of this Agreement, elect to convert this license from an exclusive license within the field of use of angiographic guidewire introducers to a nonexclusive license (subject to the same field of use limitation) by providing written notice of its exercise of such option to SSC. If and to the extent LICENSEE does exercise the aforementioned option, then each of the minimum annual royalties specified above will be reduced by one-half (and any adjustment to the minimum annual royalties will be prorated for any partial year).

         5.3 In the event LICENSEE fails to pay within thirty (30) days of the close of any Agreement Year, the royalties specified above with respect to such Agreement Year, the right of LICENSEE to manufacture and sell the GOODS hereunder in the TERRITORY may be canceled at the election of SSC; provided, SSC shall first notify LICENSEE in writing of any then existing deficiencies in royalty payments and LICENSEE shall have a period of ninety (90) days from the date of such notice within which to cure any deficiency in royalty payments. If such deficiency is not cured by LICENSEE within such ninety (90) day period, this Agreement shall be deemed terminated pursuant to the provisions of Article 16, below.

         5.4 The obligation to pay royalties under this Article shall terminate with respect to GOODS sold in any country upon the expiration of the patent licensed hereunder in that country. After the expiration of all patents or patent protection obtained pursuant to this Agreement, no further royalties shall be payable under this Article with respect to any sale of any GOODS by LICENSEE or any of its subsidiaries or sublicensees. In the event LICENSEE shall sell GOODS in any country in which no PATENT is obtained or in which patent protection supported by the PATENT is not available, LICENSEE shall nevertheless be obligated to pay royalties for sales in such country provided such sales would infringe a VALID CLAIM if such sales were made in the United States.

         5.5 The obligation to pay royalties to SSC under this Article V is imposed only once with respect to the same unit of GOODS. There shall be no obligation to pay SSC under this Article on sales or transfer of GOODS between LICENSEE and its subsidiaries and sublicensees or between any of them, but in such instance the obligation to pay royalties shall arise upon sale by LICENSEE or its subsidiaries or sublicensees who are not final users of GOODS, to any unrelated third party or PARTIES. A sublicensee or subsidiary of LICENSEE shall not be an end user of the INVENTION.

         5.6 Except as set forth in Paragraph 5.7 (below) if a patent or patents of a third party that is not a subsidiary of LICENSEE should exist during the term of this Agreement in any country covering the manufacture, use or sale of any invention similar to the INVENTION, and it should prove, in LICENSEE'S good faith judgment, impractical or impossible for LICENSEE or its subsidiaries or sublicensees to continue the activity or activities licensed hereunder in such country without obtaining a royalty-bearing license from such third party under the third party's patent or patents to prevent infringement against such third party's patent or patents, then the LICENSEE shall be entitled to a credit against the payments due hereunder for sales of the INVENTION made in such country of any amount equal to the royalty paid to such third party not to exceed the royalty payment due under this Agreement, arising from the manufacture, use or sale of the INVENTION in said country.

         5.7 The PARTIES understand and agree that as of the date hereof, SSC holds the exclusive worldwide license to the United States patents and international patents and patent applications listed in Exhibit A for the field of use of angiographic guidewire introducers, attached hereto and incorporated herein by reference.

                         VI. ACCOUNTS AND DOCUMENTATION

         6.1 At the time the payments are due under Paragraph 5.2, LICENSEE shall simultaneously furnish to SSC, a true and complete account of all NET SALES for the QUARTER covered by the royalty payment (including all sales and items of deduction utilized in computing NET SALES), accompanied by a certificate in writing by a duly authorized officer of LICENSEE certifying to the accuracy and completeness of such statement.

         6.2 LICENSEE shall, during the term of this Agreement, keep at its place of business, clear, detailed and separate accounts and records showing all sales, and items of deduction in arriving at NET SALES and all royalties due and/or payable or paid under this Agreement. Such records shall be in a form which allows accurate verification to be made and shall be supported by all relevant documentation. Copies of such records shall be supplied to SSC at SSC's expense upon SSC's written request, which request shall not be more often than once per any Agreement Year.

         6.3 SSC, at its expense, shall have the right, once each calendar year, during regular business hours and upon reasonable notice, to have an independent auditor reasonably acceptable to both PARTIES inspect and audit accounts and records of LICENSEE relating to the manufacture, sale and disposal of GOODS and all other facts and matters relating to the calculation of the amount of royalty or royalties due.

                       VII. TIME AND CURRENCIES OF PAYMENT

         Royalty payments shown to have accrued by the end of each Quarter shall be paid in United States Dollars. LICENSEE, as an agent for SSC, shall deduct or withhold from such payments and pay to the proper taxing authority, all taxes or fees required by law or regulation to be deducted or withheld with respect to royalty payments otherwise due SSC, if any, and proof of payment credited to SSC shall be promptly forwarded by LICENSEE to SSC as evidence of such payment. If applicable, the rate of exchange to be used in computing the amount of local currency equivalent to the United States Dollars due to SSC as royalty shall be the commercial exchange rate in effect in New York, New York, on the business day proceeding the date on which royalty payment is being made as published in the Wall Street Journal. If at any time conditions or legal restrictions prevent the prompt remittance of the royalties due to SSC, LICENSEE shall have the right and option to make such payments by depositing the amount thereof, subject to an appropriate adjustment due to the inability to obtain appropriate tax deduction, in local currency to SSC's account in a bank or other depository selected by SSC. LICENSEE shall be excused from remitting such royalties in accordance with the provisions of this Article during the pendency of such legal restrictions.

                               VIII. INFRINGEMENT

         8.1 In the event that there is infringement of the PATENTS, the PARTIES shall notify each other in writing to that effect. During the one hundred twenty
(120) day period after such notice, SSC will have the right, but not the obligation to bring suit against the alleged infringer. SSC shall bear the expenses of any suit brought by it and shall retain all damages or other monies awarded or received in settlement of such suit. If SSC elects to bring suit, SSC shall have the final decision on all matters relating to litigation and any settlement discussions; provided, however, that SSC shall not enter into any settlement agreement or take any position in litigation, and shall take reasonable efforts to prevent Tyco from entering into any settlement or taking any position in litigation, that compromises or adversely impacts the rights granted to LICENSEE under this Agreement (including, but not limited to, the exclusivity granted to LICENSEE within the field of use of angiographic guidewire introducers) without LICENSEE's prior written consent. LICENSEE will use reasonable efforts to cooperate with SSC in any such suit and shall have the right to consult with SSC and be represented by its own counsel at its own expense. All reasonable costs incurred by LICENSEE associated with providing such cooperation to SSC will be paid by SSC. In the event either SSC or Tyco, without LICENSEE's prior written consent, enters into any settlement agreement or takes any position in litigation that eliminates the exclusivity granted to LICENSEE within the field of use of angiographic guidewire introducers, the minimum annual royalties specified in Section 5.2 hereof shall automatically be reduced by one-half.

         If, after the expiration of said one hundred twenty (120) days from the date of such notice, SSC has not brought suit against a third party infringer, then LICENSEE shall have the right after such one hundred twenty (120) day notice period, but not the obligation, to bring suit against such infringer and join SSC as a party plaintiff provided that LICENSEE shall bear all expenses of such suit. LICENSEE shall retain all damages or other monies awarded or received in settlement of such suit. SSC will reasonably attempt to cooperate with LICENSEE in any suit for infringement of the subject patent brought by LICENSEE against a third party and shall have the right to consult with LICENSEE and to participate in and be represented by independent counsel in such litigation at its own expense. All reasonable costs incurred by SSC associated with providing cooperation to LICENSEE shall be paid by LICENSEE. Where it is necessary for LICENSEE to have standing to file the suit, SSC shall assign limited concurrent rights to the licensed PATENTS for the terms of the suit.

         8.2 In the event LICENSEE has decided to bring suit against an infringer, it shall use reasonable commercial efforts to abate such infringement. It is understood that the term best efforts under this Paragraph
8.2 shall include the filing for injunctive relief and all other actions which could bring about an early abatement of the infringing activity. Notwithstanding the foregoing, LICENSEE shall not enter into any settlement agreement, or take any position in litigation which adversely impacts SSC's rights under this Agreement without written consent by SSC.

         During the period commencing with LICENSEE's filing of a complaint for infringement of the licensed PATENTS (or the PARTIES' receipt of a filed complaint from a third party) and ending on a court's issuance of a final non-appealable decision or other termination of the proceeding, LICENSEE's royalty obligation under Paragraph 5.2 shall be reduced by the costs and expenses LICENSEE has incurred in enforcing and protecting the PATENTS against infringement by third parties.

         8.3 In the event of such infringement, LICENSEE's remedies against SSC shall be limited to those remedies expressly set forth in this Article 8. It is also understood and agreed that infringement proceedings referenced in this section includes proceedings challenging the validity of the PATENTS.

                            IX. PATENT APPLICATIONS

         9.1 As of the date hereof, SSC has an exclusive worldwide license to the patent rights to the INVENTION for the field of use of angiographic guidewire introducers.

         9.2 SSC agrees to prosecute the patent applications identified in Exhibit A. SSC agrees to file foreign patent applications claiming priority to the U.S. patent application referenced as SHP025 in the following countries:
Australia, Brazil, Canada, France, Germany, Great Britain, Italy, Japan, Korea, Mexico, People's Republic of China, Singapore, South Africa and Switzerland.

                                X. PATENT MARKING

         10.1 GOODS purchased or made by LICENSEE pursuant to this Agreement shall bear the proper legal notice with respect to PATENTS under which the GOODS are made and licensed.

         10.2 LICENSEE shall have the right to publicize the fact that Merit is a licensee under the patent. Until LICENSEE publicly announces the existence of this Agreement within a reasonable time, SSC shall not, without LICENSEE's prior written consent, publicize the existence of this Agreement or the fact that Merit is a licensee under the patent.

                              XI. PRODUCT LIABILITY

         LICENSEE shall be responsible for its acts and omissions with respect to the manufacture, packaging and sale of the INVENTION or the GOODS. LICENSEE shall and hereby does indemnify, defend and hold SSC, its directors, officers, employees and shareholders harmless from and against any and all claims, actions, suits, proceedings, losses, costs, judgments, deficiencies, penalties, obligations, liabilities, damages (excluding any incidental, special consequential, or punitive damages) fines, expenses (including attorneys' fees and disbursements) relating to or arising out of LICENSEES design manufacture or sales of the INVENTION or sales of the GOODS anywhere in the TERRITORY, directly or indirectly.

                               XII. FORCE MAJEURE

         The obligations of either PARTY to perform under this Agreement shall be excused if such failure to perform or any delay is caused by matters such as acts of God, strikes, civil commotion, riots, wars, revolutions, acts of government, or any other cause whether similar or dissimilar to those enumerated which is reasonably beyond the control of the PARTY obligated to perform. Upon the occurrence of such an event, the duties and obligations of the PARTIES shall be suspended for the duration of the event preventing proper performance under this Agreement; provided, however, that if such suspension shall continue in excess of ninety (90) days, the PARTIES shall attempt to arrive at a mutually acceptable compromise within the spirit and intent of this Agreement.

                XIII. INDEMNIFICATION, INSURANCE AND DISCLAIMER,
                         REPRESENTATIONS AND WARRANTEES

         13.1 LICENSEE agrees that it shall be solely responsible for all the expenses connected with its business related to the manufacture and sale of GOODS, and for taxes and levies of any and all kinds in connection with that business and the income therefrom and SSC shall not be liable for any such expenses, taxes or levies, or disbursements otherwise paid and incurred except as required by law as addressed in Article VII. LICENSEE agrees to procure, and to maintain at LICENSEE's expense during the term of this Agreement, insurance coverage naming SSC as an insured, from product liability claims arising out of the manufacture, sale, use or operation of the GOODS. Such insurance coverage shall include liability coverage of not less than One Million Dollars ($1,000,000.00) in the aggregate.

         13.2 SSC hereby represents and warrants to LICENSEE as follows:

                  (A) SSC has the right to grant for angiographic guidewire introducers, and LICENSEE will receive the licenses of the PATENTS, the INVENTION and the TECHNOLOGY transferred or to be transferred pursuant to this Agreement in the country or countries in which a patent license has been granted to SSC as of the date of this Agreement.

                  (B) Neither the execution nor delivery of this Agreement nor the consummation of the transactions provided for herein, will violate any agreement, lien, instrument, decree, order or judgment to which the PATENTS, the INVENTIONS, the TECHNOLOGY or SSC or any of its officers, directors, shareholders or partners is a party or by which it or they are bound. SSC has the authority to grant to LICENSEE the licenses of the PATENTS, the TECHNOLOGY and the INVENTION which is to be licensed and transferred pursuant to this Agreement. The PARTIES signing this Agreement are duly authorized to execute this Agreement on SSC's behalf and to consummate the transaction as contemplated hereby.

                   (C) Except for the Becton Dickinson Agreement referred to in
                  Section 13.9 hereof, there are no licenses or other similar agreements entered into by SSC pertaining to or affecting any of the PATENTS, the INVENTION or the TECHNOLOGY, relating to angiographic guidewire introducers, which would otherwise diminish the license granted to LICENSEE under this Agreement.

         13.3 The PARTIES hereby agree to indemnify and hold each other harmless from and against all liabilities, claims, losses, damages, costs and expenses (including reasonable attorney's fees) resulting from or arising in connection with SSC's or LICENSEE's breach of this Agreement, including, but not limited to, the breach of any covenant, warranty or representation made by SSC or LICENSEE hereunder.

         13.4 With respect to SSC, nothing in this Agreement shall be construed as:

                  (A) A warranty or representation that any patent applications filed or that may be filed disclosing and claiming any aspect of the PATENTS will mature into issued patents; or

                  (B) A warranty or representation as to the validity or scope of any PATENTS that may accrue during the Term of this Agreement; or

                  (C) A warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third person; or

                  (D) An obligation to bring, defend or prosecute actions or suits against third parties for infringement of any of the PATENTS; or

                  (E) Granting by implication, estoppel, or otherwise any licenses or rights other than those expressly granted in this Agreement.

         13.5 Each of the PARTIES represents and warrants that it has accepted and will accept no commitments or restrictions which will materially affect the value of the rights granted in this Agreement to the other PARTY.

         13.6 LICENSOR MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE LICENSED INTELLECTUAL PROPERTY NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. THE LICENSED INTELLECTUAL PROPERTY IS MADE AVAILABLE TO LICENSEE STRICTLY ON AN "AS IS" BASIS. LICENSOR DOES NOT WARRANT THAT THE LICENSED INTELLECTUAL PROPERTY IS ERROR FREE OR THAT IT WILL MEET LICENSEE'S REQUIREMENTS, OR THAT ANY PART OF IT IS PATENTABLE OR DOES NOT INFRINGE ANY EXISTING OR FUTURE PATENT OR INTELLECTUAL PROPERTY OF ANY OTHER PERSON. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY DISCLAIMED AND EXCLUDED. THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE OF THE LICENSED INTELLECTUAL PROPERTY IS ASSUMED BY LICENSEE.

         13.7 Licensee will in all material respects comply with all applicable local, foreign and international Law during the Terms of this Agreement. Licensee further agrees to register this Agreement as, where, and when required by Law, rule, or regulation of any government or governmental entity, and to pay when due all costs and fees connected therewith, and to otherwise fully comply with all applicable Laws, rules, and regulations of any government or governmental authority.

         13.8 LICENSEE hereby covenants that it will not, directly or indirectly, export, license, distribute, sell, transfer or dispose of any products sold as a result of this Agreement to or within any country in contravention of any applicable Law, including, but not limited to, the U.S. Export Administration Act of 1979, as amended. LICENSEE shall require that its distributors covenant to comply with this same prohibition and restriction. If LICENSEE shall become aware that a third person has exported or distributed product in contravention of any applicable Law, or is known to be contemplating such an act, then LICENSEE shall immediately notify SSC thereof. LICENSEE shall then immediately (i) cease making product available to such third person, (ii) use its best efforts to prevent any further contravention of Law, and (iii) use its best efforts to prevent any further contravention of Law by that third person. If LICENSEE fulfills its obligations under this Article then it shall not be deemed to be in breach of this Agreement.

         13.9 SSC previously granted a license to Becton Dickinson under the PATENTS for the field of use of intravascular catheters and catheter introducers. In response to a request for clarification regarding SSC's ability to grant to LICENSEE the licenses granted under this Agreement, SSC provided a letter from Becton Dickinson, a copy of which is attached as Exhibit B hereto, which clarifies that the license granted to Becton Dickinson does not include angiographic guidewire introducers. Furthermore, SSC shall defend, indemnify and hold LICENSEE harmless from and against all claims (including, but not limited to, any claims of interference with contractual relations and/or patent infringement of the PATENTS), liabilities, claims, losses, damages, costs and expenses (including reasonable attorney's fees) that may be asserted by Becton-Dickinson against LICENSEE resulting from or arising out of this Agreement and/or LICENSEE's manufacture, marketing, distribution or sale of GOODS under this Agreement.

                          XIV. CONFIDENTIAL INFORMATION

         14.1 The term "Confidential Information" shall mean all financial, technical and other information, including all copies thereof (including, without limitation, all agreements, discoveries, ideas, designs, specifications, drawings, techniques, models, data, programs, documentation, processes, know-how, customer lists, marketing plans, books, logs, charts, records, studies, reports, etc.) which may be furnished or disclosed to recipient by, or acquired by recipient directly or indirectly from, the disclosing PARTY and/or its Affiliates (defined below), including as a result of an inspection of any facility of the disclosing PARTY or its Affiliates, or disclosing PARTIES licensors, licensees or customers. For purposes of this Agreement, Confidential Information shall not include, and the obligations herein shall not apply to, information that: (a) was legally in the public domain prior to the time of disclosure to the recipient, (b) is now or subsequently becomes generally available to the public through no fault of recipient; (c) recipient can demonstrate was rightfully in its possession prior to disclosure to recipient by the disclosing PARTY; (d) is independently developed by recipient without the use of any Confidential Information provided by the disclosing PARTY; (e) recipient rightfully obtains from a third party who has the right, without obligation to the disclosing PARTY, to transfer or disclose such information; or
(f) is required by law, regulation, rule, act, or order of any governmental authority or agency to be disclosed by the receiving PARTY.

         14.2 The term "Affiliate" shall mean (a) any person or entity directly or indirectly controlled by, controlling or under common control with such PARTY, and (b) any officer, director, management employee or trustee of such PARTY.

         14.3 Each of the PARTIES agrees not to use any Confidential Information disclosed by the other PARTY for any purpose except as outlined in this Agreement. The PARTIES agree not to disclose any Confidential Information received from the other PARTY to third parties or to employees of the recipient, except to those employees who are required to have the Confidential Information in order to evaluate or engage in discussions concerning the contemplated business relationship.

         14.4 The PARTIES agree to take all reasonable measures to protect the secrecy of and prevent the disclosure and unauthorized use of the other PARTY's Confidential Information. Without limiting the foregoing, the recipient shall take at least those measures that the recipient takes to protect its own Confidential Information. The recipient shall not make any copies of Confidential Information unless the same are previously approved in writing by the disclosing PARTY. A recipient shall immediately notify the disclosing PARTY in the event that it becomes aware of any unauthorized use or disclosure of the disclosing PARTY's Confidential Information.

         14.5 All Confidential Information is provided "as is". Neither PARTY makes any warranties, express, implied or otherwise, regarding its accuracy, completeness or performance.

         14.6 All documents and other tangible objects containing or representing Confidential Information of a disclosing PARTY and all copies thereof which are in the possession of a recipient shall be and remain the property of the disclosing PARTY and shall be promptly returned to the disclosing PARTY upon the disclosing PARTY's request.

         14.7 Each PARTY hereby acknowledges that each PARTY's Confidential Information is and shall continue to be the exclusive property of such PARTY, whether or not disclosed or entrusted to the other PARTY pursuant to this Agreement.

         14.8 This confidentiality requirements under this Article shall survive until such time as all Confidential Information disclosed hereunder becomes publicly known and made generally available through no action or inaction of recipient, not to exceed a maximum of three (3) years from the termination of this Agreement.

                            XV. TERMINATION FOR CAUSE

         15.1 Failure by SSC or LICENSEE or of any of its subsidiaries to comply with any of the obligations and conditions herein contained, unless such failure results from or is caused by a change in applicable laws or regulations, shall entitle the other PARTY to give the PARTY in default written notice specifying the default or defaults and requiring it to make good such default or defaults. If such default or defaults are not made good or corrected within ninety (90) days after receipt of such notice, the notifying PARTY shall be entitled, in addition to all other remedies available to such PARTY at law or in equity (without prejudice to any of its other rights conferred on it by this Agreement) to terminate this Agreement by giving written notice of termination, which termination shall take effect immediately. The right of either PARTY to terminate this Agreement, as herein above provided, shall not be affected in any way by its waiver, or failure to take action, with respect to any previous default.

         15.2 In the event that LICENSEE is dissolved, whether voluntarily or compulsorily (except in the case of a dissolution for the purposes of recapitalization and/or non-bankruptcy reorganizations where the resulting entity agrees to be bound by the terms of this Agreement), or has appointed a receiver or trustee of its assets or a substantial part thereof, or enters into a composition with creditors, this Agreement shall thereupon terminate and all rights granted to Licensee hereunder shall immediately revert to and vest in SSC; provided, however, in the case of an involuntary appointment of receivers or trustees, such appointment shall not result in termination of the license if the LICENSEE endeavors to set aside the appointment of the receiver or trustee and is successful in setting aside the receiver or trustee within ninety (90) days of appointment.

                  XVI. RIGHTS AND OBLIGATIONS UPON TERMINATION

         Any termination of this Agreement shall be without prejudice to the rights of either PARTY against the other which may have accrued up to the date of such termination and shall be without prejudice to the right of LICENSEE (i) to dispose of any inventory of the GOODS manufactured up to the date of such termination, and (ii) for a period of up to six months following termination, to complete binding contracts then in existence subject to the payment of royalties thereon as agreed to herein.

                                XVII. ASSIGNMENT

         LICENSEE may assign its rights under this Agreement in whole or in part to any subsidiary or subsidiaries, which shall be substituted directly for it hereunder. At LICENSEE's request, SSC shall enter into a separate counterpart agreement with any such subsidiary. Such counterpart agreement shall be in the same form as this Agreement except for necessary changes in PATENTS to reflect the extent of the assignment, the substitution of the subsidiary's name, and the effective date of the assignment. This Agreement shall not otherwise be assignable by either PARTY without the prior written consent of the other PARTY, except by LICENSEE to the successor or assignee of all or substantially all of its business related to medical products or by SSC to the successor or assignee of all or substantially all of its business. It is expressly understood and agreed, however, that the assignor of any rights hereunder shall remain bound by the obligations thereof.

                      XVIII. NO PARTNERS OR JOINT VENTURES

         Nothing contained herein shall constitute the PARTIES as partners or joint venturers and neither PARTY shall have the power to incur any obligations on behalf of or to pledge the credit of the other PARTY in any manner whatsoever.

                                 XIX. NO WAIVER

         The failure or delay by either PARTY hereto in the enforcement of any rights under this Agreement shall not be deemed a waiver or modification thereof and either

PARTY may within the time provided by applicable law commence appropriate legal proceedings to enforce any or all of such rights.

                             XX. DISPUTE RESOLUTION

         20.1 All claims, counterclaims, disputes and other matters in question between the PARTIES hereto shall be decided by arbitration in accordance with the Arbitration Rules of the American Arbitration Association. Pre-hearing discovery, however, shall be permitted in accordance with Rules 26 through 37 of the Federal Rules of Civil Procedure. The arbitrators shall have authority only to award actual damages and shall have no Authority to award punitive damages or any incidental, special or consequential damages. This agreement to arbitrate and any other agreement or consent to arbitrate shall be specifically enforceable under the prevailing law of any court having jurisdiction.

         20.2 Notice of demand for arbitration must be filed in writing with the other PARTY to this Agreement and with the American Arbitration Association. The demand must be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event may the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

         20.3 The award rendered by the arbitrator(s) shall be final judgment may be entered upon it in any court having jurisdiction thereof, and shall not be subject to modification or appeal except to the extent permitted by Sections 10 and 11 of the Federal Arbitration Act (9 U.S. C. Sections 10 and 11).

                                  XXI. NOTICES

         Any notice given pursuant to the Agreement shall be deemed to have been received according to the following provisions (notice under Section 21.2 being preferred):

         21.1 In the case of the personal delivery of the notice, the notice shall be deemed to have been received on the actual day of delivery or on the next following working day if delivered after 5:00 p.m. on any working day.

         21.2 If notice is sent by certified mail to the address of the PARTY referred to herein or such other address as may be provided in writing by a PARTY from times to time, such notice to be deemed to have been received not later than on the fifth (5th) day after posting or earlier, if receipt is confirmed in writing.

         21.3 If notice is sent by cable, telegram, e-mail, overnight courier, or facsimile transmission, the notice shall be deemed to have been received on the working day next following the day of sending (provided proof can be shown that the notice was received by the intended recipient).

                             XXII. ENTIRE AGREEMENT

         This Agreement sets forth the entire agreement and understanding between the PARTIES relating to the subject matter of this Agreement and merges all prior negotiations between the PARTIES. Neither of the PARTIES shall be bound by any conditions, undertakings, warranties or representations with respect to the subject matter of this Agreement other than as expressly provided in this Agreement, or if subsequent to the date hereof, as may be made in writing and signed by the PARTIES to be bound thereby.

                              XXIII. GOVERNING LAW

         This Agreement shall be construed in accordance with the laws of the State of Utah.

         IN WITNESS WHEREOF, the PARTIES hereto have caused this Agreement to be executed as of the date first above written.

[Corporate Seal]                    SAFETY SYRINGE CORPORATION

ATTEST:

/s/ Paul Evans                      By: /s/ David Robinson
-----------------------                 ----------------------------
Paul Evans, Secretary                   David Robinson, President



[Corporate Seal]                    MERIT MEDICAL SYSTEMS, INC.



ATTEST:

/s/ Kent Stanger                    By: /s/ Frederick Lampropolous
-----------------------                 -----------------------------------
Kent Stanger, Secretary                 Frederick Lampropolous, President